Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 72 to Registration Statement No. 811-04861 on Form N-1A of our report dated February 22 2011, relating to the financial statements and financial highlights of Fidelity VIP Investment Grade Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended December 31, 2010, and reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2011